Exhibit 99.1

FOR IMMEDIATE RELEASE

BSQUARE Corporation Announces Marty Heimbigner as New Chief Financial Officer

BELLEVUE, WA – October 28, 2014 – BSQUARE Corporation (NASDAQ: BSQR), a leading enabler of smart connected systems, today announced Marty Heimbigner, CPA, as Chief Financial Officer of the company.

Mr. Heimbigner’s background includes significant financial leadership experience with software and professional service businesses in the greater Seattle area spanning public and emerging technology companies. Prior to Bsquare, Mr. Heimbigner was a partner at Pacific CFO Group, LLC where he was both an advisor and a member of a senior executive team of client companies to drive top and bottom-line growth, operational effectiveness, internal capability and business strategy. He has held other senior partner or financial leadership positions at companies including Tatum, LLC, City Bank (NASDAQ:CTBK), Demand Media (NYSE:DMD), Intelligent Results (acquired by First Data, NYSE:FSD), Airbiquity Inc., Washington Energy Company (NYSE:WECO), and KPMG. Mr. Heimbigner holds an Executive MBA from the University of Washington, a Bachelor of Arts, Business Administration and Bachelor of Arts, Accounting from Washington State University. He is a Certified Public Accountant in Washington State.

“We are excited to have Marty join the company as our CFO. He brings a wealth of knowledge and experience to Bsquare at an important time in our evolution as a company,” said Jerry Chase, President and CEO, Bsquare.

About BSQUARE Corporation

Bsquare, a global leader in embedded solutions, applies experience and expertise on leading platforms to create new connections with customers, new business models and to enable new ways of working and communicating. Bsquare serves customers by forging connections among the partners, people, tools and technology needed to create smart connected devices. For more information, visit www.bsquare.com.

For More Information

For Bsquare (media):

Jerry Chase

        +1 425.519.5900

        investorrelations@bsquare.com

For Bsquare (investors):

Brett Mass, Hayden IR

        646.536.7331

        brett@haydenir.com

110 110th Ave. NE., Suite 300, Bellevue, Washington 98004 Toll Free: 888.820.4500 Main: +1 425.519.5900 Fax: +1 425.519.5999

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BSQUARE is a registered trademark of BSQUARE Corporation. All other product and company names herein may be trademarks of their respective owners.

110 110th Ave. NE., Suite 300, Bellevue, Washington 98004 Toll Free: 888.820.4500 Main: +1 425.519.5900 Fax: +1 425.519.5999